Exhibit 99.1

Digi International Reports First Fiscal Quarter 2017 Results
Revenue and Profitability Meet Guidance
(Minneapolis, MN, January 26, 2017) - Digi International® Inc. (NASDAQ: DGII), a leading global provider of machine-to-machine (M2M) and Internet of Things (IoT) connectivity products and services, today reported financial results for its first fiscal quarter of 2017.
The financial highlights for the first fiscal quarter ended December 31, 2016 include:

•	Revenue was $45.2 million compared to revenue for the first fiscal quarter of 2016 of $50.3 million.

•	Income from continuing operations was $2.4 million, or $0.09 per diluted share, compared to $3.1 million, or $0.12 per diluted share, for the first fiscal quarter of 2016.

•
Net income was $2.4 million, or $0.09 per diluted share, compared to $6.5 million, or $0.25 per diluted share, for the first fiscal quarter of 2016. Net income for the first fiscal quarter of 2016 included income from discontinued operations, after income taxes of $3.3 million, or $0.13 per diluted share, most of which resulted from the gain on sale of Etherios, Inc.

•
EBITDA from Continuing Operations (Earnings Before Interest, Taxes, Depreciation and Amortization) was $4.0 million, or 8.8% of total revenue, compared to $4.6 million, or 9.1% of total revenue, in the first fiscal quarter of 2016. Please see Reconciliation of Income from Continuing Operations to EBITDA from Continuing Operations later in this earnings release.

•
Stock-based compensation expense was $1.2 million compared to $0.8 million in the first fiscal quarter of 2016. Stock-based compensation is included in earnings before interest, taxes, depreciation and amortization.

“Our first quarter performance was highlighted by another quarter of solid profitability, as well as growth in our cellular and cold chain businesses,” said Ron Konezny, President and Chief Executive Officer. “We recently completed two acquisitions that strengthen our growing cold chain business, solidifying Digi as a leader in this underserved market. As we continue to focus on our three key priorities, our cold chain business and non-network product categories continue to be the key strategic drivers for our platform of growth for Digi.”
Acquisition Activity
FreshTemp - As previously announced on November 1, 2016, Digi purchased all of the outstanding interests of FreshTemp, LLC, a Pittsburgh-based provider of temperature monitoring and task management solutions for the food industry. This acquisition broadens Digi’s temperature monitoring capabilities, enabling Digi to support the growing demand for easy to use and ROI generating cold chain solutions and further establishes Digi as the expert in the industry.
SMART Temps - Subsequent to the end of the quarter, as previously announced on January 9, 2017, Digi purchased all of the outstanding interests of SMART Temps, LLC. SMART Temps is an Indiana-based provider of real-time foodservice temperature management for restaurant, grocery, education and hospital settings as well as real-time temperature management for pharmacy, blood bank and laboratory environments.
These acquisitions are both complementary for Digi as both the FreshTemp and SMART Temps technologies will continue to be supported to further enhance Digi's portfolio of cold chain products. Digi Cold Chain Solution's revenue is included in our service revenue.

Digi International Reports First Fiscal Quarter 2017 Results

Below is a table setting forth certain GAAP and non-GAAP results:

GAAP Results from Continuing Operations
(in thousands, except per share data)	Q1 2017	Q1 2016
Total Revenue	$45,175	$50,259
Gross Profit	$21,453	$24,357
Gross Margin	47.5%	48.5%
Operating Income	$2,422	$3,289
Operating Income as % of Total Revenue	5.4%	6.5%
Income from Continuing Operations	$2,357	$3,131
Income per Diluted Share from Continuing Operations	$0.09	$0.12

Non-GAAP Results from Continuing Operations*
(in thousands, except per share data)	Q1 2017	Q1 2016
Adjusted Income from Continuing Operations	$2,253	$2,887
Adjusted Income per Diluted Share from Continuing Operations	$0.08	$0.11

EBITDA from Continuing Operations	$3,997	$4,574
EBITDA from Continuing Operations as % of Total Revenue	8.8%	9.1%
* Tables with detailed reconciliations to non-GAAP information are provided at the end of this earnings release.
Business Results for the Three Months Ended December 31, 2016 and 2015

Revenue Detail YTD
(in thousands)	Q1 2017	Q1 2016	Change	% Change
Cellular routers and gateways	$13,756	$12,160	$1,596	13.1
RF	6,574	9,186	(2,612)	(28.4)
Embedded	11,841	13,128	(1,287)	(9.8)
Network	11,002	13,773	(2,771)	(20.1)
Total hardware product revenue	43,173	48,247	(5,074)	(10.5)
Service	2,002	2,012	(10)	(0.5)
Total revenue	$45,175	$50,259	$(5,084)	(10.1)

North America, primarily United States	$29,662	$30,568	$(906)	(3.0)
Europe, Middle East and Africa	9,811	11,017	(1,206)	(10.9)
Asia	4,568	5,124	(556)	(10.9)
Latin America	1,134	3,550	(2,416)	(68.1)
Total revenue	$45,175	$50,259	$(5,084)	(10.1)
Total revenue decreased 10.1% to $45.2 million in the first fiscal quarter of 2017 from $50.3 million in the first fiscal quarter of 2016.

•
Hardware product revenue decreased by $5.1 million, or 10.5%, in the first fiscal quarter of 2017 compared to the first fiscal quarter of 2016. This decrease was driven primarily by RF, network and embedded products, partially offset by an increase in sales of cellular routers and gateways.

•	Service revenue was $2.0 million for both the first fiscal quarters of 2017 and 2016.

•
Included in revenue performance for the year was a foreign currency translation decrease of $0.3 million when compared to the same period in the prior fiscal year and was primarily caused by the weakening of the British Pound and Euro against the U.S. dollar.

Digi International Reports First Fiscal Quarter 2017 Results

Gross profit was $21.5 million, or 47.5% of revenue in the first fiscal quarter of 2017 compared to $24.4 million, or 48.5% of revenue for the same period in the prior fiscal year, a decrease of $2.9 million. Gross profit was negatively impacted by product mix during the first fiscal quarter of 2017, primarily due to lower revenue performance in the network category which traditionally has higher margin products.
Operating income for the first fiscal quarter of 2017 was $2.4 million, or 5.4% of revenue, as compared to operating income of $3.3 million, or 6.5% of revenue, for the same period in the prior fiscal year. Operating income decreased by $0.9 million as a result of a decrease in gross profit of $2.9 million as described above, which was partially offset by a decrease in operating expenses of $2.0 million. Operating income for fiscal 2016 included restructuring expenses of $0.7 million primarily pertaining to corporate staff and related employee termination costs associated with the merging of Digi's Dortmund, Germany and Munich, Germany offices and the consolidation of Digi's Minneapolis office into its Minnetonka headquarters, which included lease termination charges for the downtown Minneapolis office.
Income from Continuing Operations was $2.4 million in the first fiscal quarter of 2017, or $0.09 per diluted share, compared to $3.1 million, or $0.12 per diluted share, in the first fiscal quarter of 2016.
Income from Discontinued Operations, after income taxes was $3.3 million in the first fiscal quarter of 2016, or $0.13 per diluted share due to the sale of the Etherios business in October 2015 to West Monroe Partners.
EBITDA from Continuing Operations in the first fiscal quarter of 2017 was $4.0 million, or 8.8% of total revenue, compared to $4.6 million, or 9.1% of total revenue, in the first fiscal quarter of 2016.
Please refer to the tables later in this earnings release for reconciliations from GAAP to non-GAAP information.
Balance Sheet, Liquidity and Capital Structure
Digi continues to maintain a strong balance sheet. As of December 31, 2016, Digi had:

•
Cash and cash equivalents and marketable securities balance, including long-term marketable securities, of $136.4 million, a decrease of $1.3 million from the end of fiscal 2016. Please refer to the Condensed Consolidated Statements of Cash Flows for more information.

•	Inventory of $24.3 million, a decrease of $1.9 million over the comparable balance at September 30, 2016.

•	No debt.

•	A current ratio of 10.8 to 1, compared to 8.2 to 1 at September 30, 2016.
Customer Highlights

•
Digi’s Cold Chain Solutions team successfully signed Love’s Travel Stops to a multi-year agreement to implement its food temperature and task management system. Love's Travel Stops has more than 400 locations in 40 states. Love’s will implement Digi’s advanced technology-supported service to ensure that all their restaurants deliver the highest levels of food quality and safety to their customers. In addition, Love’s will gain enterprise-wide insight and reporting, allowing them to implement best-practice processes and systems throughout all locations.

•
SMART Temps has recently partnered with AMC Theatres to assist with streamlining their food safety HACCP initiatives. SMART Temps will be monitoring 42 dine-in theatres for AMC, including their newly acquired theater group, Carmike’s.

•
The Dallas Independent School District officially awarded SMART Temps as the sole vendor for a three year contract for temperature monitoring and notification systems used in coolers and freezers and delivery trucks. The Dallas Independent School District has more than 227 school kitchens across the district. The district is the second largest in the state of Texas and among the top 10 districts in the country as it relates to number of school sites.

Digi International Reports First Fiscal Quarter 2017 Results

Non-GAAP Financial Measures

Reconciliation of Income and Income per Diluted Share from Continuing Operations to Adjusted Income and
Adjusted Income per Diluted Share from Continuing Operations
(In thousands of dollars, except per share amounts)

	Three months ended December 31,
	2016		2015
Income and income per diluted share from continuing operations	$2,357	$0.09	$3,131	$0.12
Restructuring reserve	—	—	651	0.02
Tax effect from restructuring reserve	—	—	(228)	(0.01)
Discrete tax benefits (1)	(104)	—	(667)	(0.03)
Adjusted income and adjusted income per diluted share from continuing operations (2)	$2,253	$0.08	$2,887	$0.11
Diluted weighted average common shares		26,972		26,171

(1)	Discrete tax benefits include reversals of tax reserves due to the expiration of statutes of limitation, and extended research and development tax credits.

(2)	Adjusted income per diluted share may not add due to the use of rounded numbers.

Reconciliation of Income from Continuing Operations to EBITDA from Continuing Operations
(In thousands of dollars)

	Three months ended December 31,
	2016		2015
		% of total revenue		% of total revenue
Total revenue	$45,175	100.0%	$50,259	100.0%

Income from continuing operations (1)	$2,357		$3,131
Interest income, net	(126)		(100)
Income tax provision	765		381
Depreciation and amortization	1,001		1,162
EBITDA from continuing operations	$3,997	8.8%	$4,574	9.1%

(1)	Stock-based compensation of $1.2 million and $0.8 million for the three months ended December 31, 2016 and 2015, respectively, is included in income from continuing operations.

Share Repurchase Program
Digi has a share repurchase program which authorizes the company to repurchase up to $15.0 million of common stock primarily to return capital to shareholders. This repurchase authorization expires on May 1, 2017. Shares repurchased under the new program may be made through open market and privately negotiated transactions from time to time and in amounts that management deems appropriate. The amount and timing of share repurchases, if any, will depend upon market conditions and other corporate considerations. There were no shares repurchased under this program as of December 31, 2016.
Fiscal 2017 Guidance
For the second fiscal quarter of 2017, Digi projects revenue to be in a range of $47 million to $50 million and income per diluted share from continuing operations to be in a range of $0.06 to $0.09.
For the full fiscal year 2017, Digi projects revenue to be in a range of $201 million to $211 million, and income per diluted share from continuing operations to be in a range of $0.40 to $0.48.

Digi International Reports First Fiscal Quarter 2017 Results

First Fiscal Quarter 2017 Conference Call Details
As announced on January 5, 2017, Digi will discuss its first fiscal quarter results on a conference call on Thursday, January 26, 2017 after market close at 5:00 p.m. EST (4:00 p.m. CST). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Mike Goergen, Chief Financial Officer.
Digi invites all those interested in hearing management's discussion of its quarter to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 47882226. International participants may access the call by dialing (262) 912-4765 and entering passcode 47882226. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 47882226 when prompted. A replay of the webcast will be available for one week through Digi's website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on Digi International Inc., please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is a leading global provider of business and mission–critical machine–to–machine (M2M) and Internet of Things (IoT) connectivity products and services. We help our customers create next–generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security, relentless reliability and bulletproof performance. Founded in 1985, we’ve helped our customers connect over 100 million things, and growing. For more information, visit Digi's website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2016 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Reports First Fiscal Quarter 2017 Results

Presentation of Non-GAAP Financial Measures
This release includes adjusted income from continuing operations, adjusted income per diluted share from continuing operations, and EBITDA from continuing operations, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA from continuing operations does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted income and income per diluted share from continuing operations, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits and restructuring permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of EBITDA from continuing operations as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA from continuing operations is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.
Investor Contact:

Mike Goergen
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: mike.goergen@digi.com

For more information, visit Digi's Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports First Fiscal Quarter 2017 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,
	2016	2015
Revenue:
Hardware product	$43,173	$48,247
Service	2,002	2,012
Total revenue	45,175	50,259
Cost of sales:
Cost of hardware product	22,438	24,710
Cost of service	1,284	1,192
Total cost of sales	23,722	25,902
Gross profit	21,453	24,357
Operating expenses:
Sales and marketing	8,322	8,518
Research and development	6,905	7,838
General and administrative	3,804	4,061
Restructuring charge, net	—	651
Total operating expenses	19,031	21,068
Operating income	2,422	3,289
Other income, net:
Interest income, net	126	100
Other income, net	574	123
Total other income, net	700	223
Income from continuing operations, before income taxes	3,122	3,512
Income tax provision	765	381
Income from continuing operations	2,357	3,131
Income from discontinued operations, after income taxes	—	3,319
Net income	$2,357	$6,450

Basic net income per common share:
Continuing operations	$0.09	$0.12
Discontinued operations	$—	$0.13
Net income	$0.09	$0.25
Diluted net income per common share:
Continuing operations	$0.09	$0.12
Discontinued operations	$—	$0.13
Net income	$0.09	$0.25
Weighted average common shares:
Basic	26,175	25,331
Diluted	26,972	26,171

Digi International Reports First Fiscal Quarter 2017 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive (Loss) Income
(In thousands)
(Unaudited)

	Three months ended December 31,
	2016	2015
Net income	$2,357	$6,450
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	(3,755)	(1,867)
Change in net unrealized loss on investments	(24)	(63)
Less income tax benefit	9	23
Reclassification of realized gain on investments included in net income (1)	—	(7)
Less income tax provision (2)	—	3
Other comprehensive loss, net of tax	(3,770)	(1,911)
Comprehensive (loss) income	$(1,413)	$4,539
(1) Recorded in Other income, net on our Condensed Consolidated Statements of Operations.
(2) Recorded in Income tax provision on our Condensed Consolidated Statements of Operations.

Digi International Reports First Fiscal Quarter 2017 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2016	September 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$81,142	$75,727
Marketable securities	51,939	58,382
Accounts receivable, net	28,005	28,685
Inventories	24,338	26,276
Receivable from sale of business	1,968	2,997
Other	4,623	3,578
Total current assets	192,015	195,645
Marketable securities, long-term	3,275	3,541
Property, equipment and improvements, net	13,983	14,041
Identifiable intangible assets, net	4,299	4,041
Goodwill	111,116	109,448
Deferred tax assets	6,644	7,295
Non-current receivable from sale of business	—	1,959
Other	147	196
Total assets	$331,479	$336,166
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,924	$8,569
Income taxes payable	163	167
Accrued compensation	3,968	10,787
Accrued warranty	1,025	1,033
Contingent consideration on acquired business	1,841	513
Other	2,861	2,739
Total current liabilities	17,782	23,808
Income taxes payable	1,367	1,490
Deferred tax liabilities	575	616
Contingent consideration on acquired businesses	8,819	9,447
Other non-current liabilities	828	776
Total liabilities	29,371	36,137

Total stockholders’ equity	302,108	300,029
Total liabilities and stockholders’ equity	$331,479	$336,166

Digi International Reports First Fiscal Quarter 2017 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,
	2016	2015
Operating activities:
Net income	$2,357	$6,450
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property, equipment and improvements	656	724
Amortization of identifiable intangible assets	345	468
Stock-based compensation	1,173	816
Excess tax benefits from stock-based compensation	(183)	(190)
Deferred income tax provision	619	1,300
Gain on sale of business	—	(2,912)
Change in fair value of contingent consideration	(82)	—
Bad debt/product return provision	264	168
Inventory obsolescence	450	409
Restructuring charges	—	651
Other	(12)	40
Changes in operating assets and liabilities	(7,622)	(4,369)
Net cash (used in) provided by operating activities	(2,035)	3,555
Investing activities:
Purchase of marketable securities	(25,470)	(8,079)
Proceeds from maturities of marketable securities	32,155	7,106
Proceeds from sale of Etherios	3,000	2,866
Acquisition of business, net of cash acquired	(1,690)	(2,860)
Purchase of property, equipment, improvements and certain other identifiable intangible assets	(554)	(545)
Net cash provided by (used in) investing activities	7,441	(1,512)
Financing activities:
Acquisition earn-out payments	(518)	—
Excess tax benefits from stock-based compensation	183	190
Proceeds from stock option plan transactions	2,787	5,752
Proceeds from employee stock purchase plan transactions	297	301
Purchases of common stock	(390)	(403)
Net cash provided by financing activities	2,359	5,840
Effect of exchange rate changes on cash and cash equivalents	(2,350)	(711)
Net increase in cash and cash equivalents	5,415	7,172
Cash and cash equivalents, beginning of period	75,727	45,018
Cash and cash equivalents, end of period	$81,142	$52,190

Supplemental schedule of non-cash investing and financing activities:
Receivable related to sale of Etherios	$—	$5,015
Liability related to acquisition of business	$(1,300)	$(10,550)
Accrual for purchase of property, equipment, improvements and certain other identifiable intangible assets	$(105)	$—